Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Ownership Percentage	Jurisdiction of Incorporation or Organization
OptiNose US, Inc.	100%	Delaware

OptiNose AS	100%	Norway

OptiNose UK, Ltd.	100%	United Kingdom